FORM OF INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of January 19, 2022, is between the separate series of the GPS Funds I, GPS Funds II and Savos Investments Trust (each an “Acquiring Trust” and collectively, the “Acquiring Trusts”), each on behalf of itself and its separate series as listed on Schedule A hereto, as may be amended from time to time (“Acquiring Fund(s)”), severally and not jointly, and each separate series of the Krane Shares Trust (“Trust”), as listed on Schedule B hereto, as may be amended from time to time (“Acquired Fund(s)”), severally and not jointly. The Acquired Funds and the Acquiring Funds may be referred to herein as the “Funds”.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, no Acquiring Fund is in the same Group of Investment Companies as any Acquired Fund;
WHEREAS, Krane Funds Advisors LLC (“Krane”) is the primary investment adviser to each Acquired Fund, but neither Krane nor any person controlling, controlled by, or under common control with Krane is the primary investment adviser of any Acquiring Fund;
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Sections 12(d)(1)(A), and permits registered investment companies, such as the Acquired Funds, to sell their shares to other registered investment companies, such as the Acquiring Funds, in each case subject to compliance with the conditions of the Rule, including that any Acquired Fund and Acquiring Fund enter into an agreement, such as this Investment Agreement, before the Acquiring Fund purchases or acquires more than 3% of the shares of the Acquired Fund; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule and, as a result, an Acquired Fund may sell its shares to an Acquiring Fund in excess of such limitations;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

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1.TERMS OF INVESTMENT

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquiring Fund and each Acquired Fund agree as follows:

(i)Material terms regarding an Acquiring Fund’s investment in an Acquired Fund necessary to make the required findings.

(A)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request wholly or partially in kind or in cash, and, when in kind, using any basket of securities, assets and/or other positions as it believes to be in the best interest of the Acquired Fund and its shareholders.

(B)Timing/advance notice of redemptions. The Acquiring Fund represents that --

(I)The Acquiring Fund will not submit any redemption request the intent of which is to disrupt the management of the Acquired Fund in connection with any redemption request.

(II)All acquisitions of shares of the Acquired Fund by the Acquiring Fund will be made for investment purposes and not for control purposes, and to the extent that the Acquiring Fund were required to report its holdings of Acquired Fund shares pursuant to Section 13(d) and/or 13(g) of the Securities Exchange Act of 1934, such holdings would qualify at all times and under all circumstances for reporting on Form 13G under the Act.

(III)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification8 of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(A)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(i)In order to assist the Acquiring Funds’ investment adviser with assessing the impact of fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees to promptly provide the Acquiring Trust with information reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

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2.REPRESENTATIONS OF THE ACQUIRED FUNDS.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund pursuant to this Agreement, the Acquired Fund agrees: (i) to comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds;
(ii)to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule or this Agreement.

(b)Each Acquiring Fund will promptly notify an Acquired Fund in writing following any investment that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s outstanding voting securities. At the same time, to the extent that such Acquiring Fund is an “affiliated person” (as defined under the 1940 Act) of (i) a broker-dealer, other than a broker-dealer whose authorization to engage in the securities business is limited solely to acting as a mutual fund underwriter or sponsor, (ii) a broker-deal or bank that borrows as part of a securities lending program, (iii) an issuer that privately places its own fixed income securities, (iv) a bank that provides credit support or structures money market securities or (v) a futures commission merchant or a swap dealer, such Acquiring Fund shall provide to the Acquired Fund in writing a list of the names of each such affiliated person and shall notify the Fund of any changes to such list as soon as reasonably practicable after a change occurs. Each Acquiring Fund that has provided notice to an Acquired Fund pursuant to this Section 2(b) will also notify the Acquired Fund in writing when it no longer holds 5% or more of such Acquired Fund’s total outstanding voting securities.

(c)Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any direct purchase of Creation Units by an Acquiring Fund.

(d)Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of the Acquired Fund provided pursuant to Section 1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants, legal counsel, investment advisers and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement

3.REPRESENTATIONS OF THE ACQUIRING FUNDS.

In connection with any investment by an Acquiring Fund in an Acquired Fund pursuant to this Agreement, the Acquiring Fund agrees: (i) to comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds;
(ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule or this Agreement.

4.LEGAL.

(a)Each of the Acquiring Funds, severally and not jointly, agrees to hold harmless, indemnify and defend each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the

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Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Rule, as applicable, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisors or if applicable, subadvisors.

(b)Each of the Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend each Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Rule, as applicable, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisors or if applicable, subadvisors.

(c)Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims.

(d)Governing Law. The provisions of this Investment Agreement shall be construed and interpreted in accordance with the laws of the state of New York (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

5.NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	With a copy to:
Fund Compliance Team	Fabio Battaglia, III
AssetMark, Inc	Stradley Ronon Stevens & Young, LLP
1655 Grant Street, 10th Floor	2005 Market Street
Concord, CA 94520	Philadelphia, PA 19103-7028
Email: fundcompliance@assetmark.com	fbattaglia@stradley.com

If to the Acquired Fund:	With a copy to:
Odette Gafner	Michael Quain
Attn: Advisor CCO	Attn: Trust CCO
280 Park Avenue, 32 Floor	16 Hickory Drive
New York, NY 10017	East Stroudsburg, PA 18301
Email: Compliance@kraneshares.com	Email:
Michael@quaincomplianceconsulting.com

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6.TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a)This Agreement shall be effective for the duration of each of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated, either in its entirety or with respect to one or more specific Acquired Fund(s) or Acquiring Fund(s), in writing by either party upon 30 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consent of the other.

(d)This Agreement may be amended only by a writing that is signed by each affected party. Thus, in the event that the Acquiring Trust desires to add an additional series as an “Acquiring Fund” under this Agreement, it shall so notify the Trust in writing, and subject to the Trust’s written acceptance of such addition, the additional series shall be added to Schedule A by written amendment prior to any investment. Similarly, in the event an Acquiring Fund wishes to
(i) invest in a series of the Trust that is in existence as of the date of this Agreement but is not listed on Schedule B or (ii) invest in a series of the Trust created after the date of this Agreement, the parties agree that, upon confirmation by the Trust that the series is eligible for investment by Acquiring Funds, such series shall be added to Schedule B by written amendment prior to any investment by the Acquiring Fund.

(e)In any action under this Agreement involving any Fund, each Fund agrees to look solely to the individual Fund that is involved in the matter in controversy and not to any other Fund or investment company.

(f)The effectiveness of this Agreement shall be deemed to constitute the termination as of the date first written above of any and all prior agreements between Acquiring Funds and Acquired Funds that relates to the investment by any Acquiring Funds in any Acquired Funds in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

7.EXECUTION

The parties each acknowledge and agree that --

(a) Under Rule 12d1-4(b)(2)(i)(B), prior to the initial acquisition of an Acquired Fund’s shares in excess of the limits in Section 12(d)(1)(A)(i), the Acquired Fund’s adviser must find that any concerns regarding undue influence arising from the Acquiring Fund’s investment in the Acquired Fund are reasonably addressed, considering, at a minimum, the scale of contemplated investments by the Acquiring Fund and any maximum investment limits, the anticipated timing of

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redemption requests by the Acquiring Fund, whether and under what circumstances the Acquiring Fund will provide advance notification of investments and redemptions, and the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any such redemptions in kind; and

Rule 12d1-4(b)(2)(i)(A), prior to the initial acquisition of an Acquired Fund’s shares in excess of the limits in Section 12(d)(1)(A)(i), the Acquiring Fund’s adviser must evaluate the complexity of the structure and fees and expenses arising from the investment in the Acquired Fund and find that the Acquiring Fund’s fees and expenses do not duplicate the fees and expenses of the Acquired Fund; and

(c)Execution of this Agreement by each party’s adviser shall signify and represent fulfillment by it of its evaluation and finding obligations under the Rule, including as recited in this Section 7.

(d)This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronically constitute an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GPS Funds I, on behalf of each of its series listed on Schedule A, several and not jointly	Acquired Fund

/s/ Patrick Young	/s/ Odette Gafner
Name: Patrick Young	Name: Odette Gafner
Title: Treasurer	Title: Chief Compliance Officer

GPS Funds II, on behalf of each of its series listed on Schedule A, several and not jointly	Acquired Fund Adviser, solely for purposes of Section 7

/s/ Patrick Young	/s/ Odette Gafner
Name: Patrick Young	Name: Odette Gafner
Title: Treasurer	Title: Chief Compliance Officer

Savos Investments Trust, on behalf of each of its series listed on Schedule A, several and not jointly

/s/ Patrick Young
Name: Patrick Young
Title: Treasurer

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SCHEDULE A
List of Acquiring Funds to Which this Agreement Applies

GPS Funds I
GuideMark® Large Cap Core Fund
GuideMark® Emerging Markets Fund
GuideMark® Small/Mid Cap Core Fund
GuideMark® World ex-US Fund
GuideMark® Core Fixed Income Fund

GPS Funds II
GuidePath® Growth Allocation Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Flexible Income Allocation Fund
GuidePath® Managed Futures Strategy Fund
GuidePath® Conservative Income Fund
GuidePath® Income Fund
GuidePath® Growth and Income Fund

Savos Investments Trust
Savos Dynamic Hedging Fund

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SCHEDULE B
List of Acquired Funds to Which this Agreement Applies
Any series of exchange-traded-funds (each an “ETF”) under the KraneShares Trust (the “Trust”) 1

1 Cannot include KraneShares MSCI All China Index ETF (“KALL”), Quadratic Interest Rate Volatility and Inflation Hedge ETF (“IVOL”), KraneShares Global Carbon Strategy ETF (“KRBN”), KFA Mount Lucas Index Strategy ETF (“KMLM”), Quadratic Deflation ETF (“BNDD”), KraneShares California Carbon Allowance Strategy ETF (“KCCA”) or “KraneShares China Innovation ETF” (“KGRO”) each of which currently has the ability to invest in shares of an investment company in excess of the Section 12 limits.

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